AWARD AGREEMENT
SENSATA TECHNOLOGIES HOLDING PLC
(the “Company”)
RESTRICTED STOCK UNITS
Date: ____________ (“Grant Date”)
Issue to: Martha N. Sullivan (“Participant”)
______________ Restricted Stock Units of the Company (the “Units”). Each Unit represents the right to receive one ordinary Share, par value €0.01 per ordinary Share (“Share”).
The Units are “Restricted Stock Units” as such term is defined in the Company’s 2021 Equity Incentive Plan, as may be amended from time to time (the “Plan”), and such Units are subject to all of the terms and conditions set forth below and in the Plan in effect from time to time. Any capitalized term used herein and not otherwise defined shall have the meaning ascribed to such term in the Plan. For valuable consideration, receipt of which is acknowledged, Participant agrees to the following additional terms and conditions.
Unit Terms and Conditions
1. Plan Incorporated by Reference. This Award Agreement (this “Agreement”) is issued pursuant to the terms of the Plan and may be amended as provided in the Plan. This Award Agreement does not set forth all of the terms and conditions of the Plan, which are incorporated herein by reference. The Committee administers the Plan and its determinations regarding the operation of the Plan are final and binding. Copies of the Plan may be obtained upon written request without charge from the Legal Department of the Company.
2. Restricted Stock Unit. Each Unit represents the right to receive one Share, subject to the fulfillment of the vesting conditions.
3. Vesting of Units; Issuance of Shares. Subject to Section 4 below, the Units shall vest in equal monthly installments over a 12-month period following the Grant Date as follows (each a “Vesting Date”).

Vesting Dates	Cumulative Percentage of Units Vested
May 31, 2024	1/12 or 8.3%
June 30, 2024	1/12 or 8.3%
July 31, 2024	1/12 or 8.3%
August 31, 2024	1/12 or 8.3%
September 30, 2024	1/12 or 8.3%
October 31, 2024	1/12 or 8.3%
November 30, 2024	1/12 or 8.3%
December 31, 2024	1/12 or 8.3%
January 31, 2025	1/12 or 8.3%
February 28, 2025	1/12 or 8.3%
March 31, 2025	1/12 or 8.3%
April 30, 2025	1/12 or 8.3%

4. Vesting on Termination of Employment, Death, Disability and Change in Control.
(a) General. Unless otherwise provided in this Section 4, any unvested Units shall be forfeited immediately upon the date that Participant (i) terminates her employment as Interim President and Chief Executive Officer of Sensata Technologies, Inc. (“Interim President and CEO”), (ii) terminates her service with the Company or any Subsidiary or Affiliate or (iii) otherwise ceases to be an Eligible Person (each referred to as the “Termination Date”). Unless otherwise expressly provided in this Agreement or determined by the Committee or its designee, Participant’s right to vest in the Units under the Plan, if any, will terminate as of such Termination Date and will not be extended by any notice period.
(b) Participant’s Death. Notwithstanding any provision in the Plan to the contrary, if Participant dies while employed as Interim President and CEO, any unvested Units that would have vested in the month of Participant’s death shall immediately vest based on a prorated number of the Units scheduled to vest for such month equal to the number of Units scheduled to vest for such month multiplied by a fraction, the numerator of which is the number of days employed during such month and the denominator of which is the total number of days in such month. The then vested portion of the Units shall be delivered to the executor or administrator of Participant’s estate or, if none, to the person(s) entitled to receive the vested Units under Participant’s will or the laws of descent or distribution.
(c) Participant’s Disability. Notwithstanding any provision in the Plan to the contrary, if Participant terminates employment as Interim President and CEO due to Disability, any unvested Units that would have vested in the month of Participant’s termination due to Disability shall immediately vest for the month of termination equal to the number of Units scheduled to vest for such month multiplied by a fraction, the numerator of which is the number of days employed during such month and the denominator of which is the total number of days in such month. “Disability” shall mean that Participant, due to physical or mental illness, is considered disabled under the Company’s long-term disability insurance plan.
(d) Qualifying Termination. Upon a Qualifying Termination, any unvested Units that otherwise would have vested in the month of Participant’s Qualifying Termination shall immediately vest for the month of termination equal to the number of Units scheduled to vest for such month multiplied by a fraction, the numerator of which is the number of days employed during such month and the denominator of which is the total number of days in such month. “Qualifying Termination” shall mean, with respect to Participant, (i) any termination of Participant’s employment as Interim President and CEO in connection with the commencement of employment of a permanent Chief Executive Officer of Sensata Technologies, Inc. or (ii) an involuntary termination of employment without Cause by the Company or any Subsidiary or Affiliate other than a termination by reason of death, Disability, or related to a Change-in-Control (and covered by Section 4(e) below). “Cause” shall mean (i) Participant’s willful and continued failure to perform her duties with the Company or any Subsidiary or Affiliate (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Participant, after reasonable efforts, to meet performance expectations), or (ii) the willful engaging by Participant in illegal conduct, gross misconduct, or conduct in violation of Company policies. For purposes of this provision, no act or failure to act, on the part of Participant, shall be considered “willful” unless it is done, or omitted to be done, by Participant in bad faith or without reasonable belief that her action or omission was in the best interests of the Company.
(e) Change-in-Control. In the event of a Change-in-Control, the Units will convert to Units of the acquiring entity or continuing entity, as applicable, and vest in accordance with the schedule set forth above; provided, however, that the Units:
(i) Will automatically accelerate and vest in full if within the 12-month period following the Change-in-Control, if Participant is terminated by the Company or the acquiring or continuing entity or any Subsidiary or Affiliates without Cause; or
(ii) Will automatically accelerate and vest in full at the Change-in-Control if this Award Agreement is not assumed or replaced by the acquiring or continuing entity.
5. Restrictive Covenants and Remedies. Participant agrees to the restrictive covenants contained in this Section 5 (the “Restrictive Covenants”) and agrees that the Restrictive Covenants and the remedies described herein are reasonable and necessary to protect the legitimate interests of the Company. Participant acknowledges the uncertainty of the law with respect to Restrictive Covenants and expressly stipulates that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.
(a) Confidentiality. Participant agrees, during their employment with the Company and thereafter, to maintain the confidentiality of the Company’s Confidential Information and to use such Confidential Information for the exclusive benefit of the Company. “Confidential Information” will be interpreted as broadly as possible to include all information of any sort

(whether merely remembered or embodied in a tangible or intangible form) that is (1) related to Company’s or any Subsidiary’s or Affiliate’s current or potential business and (2) is not generally or publicly known.
(b) Competing Activity. During Participant’s employment with the Company or for one (1) year following the later of (i) termination of Participant’s employment with the Company for any reason whatsoever or (ii) the last scheduled Vesting Date of this Award, Participant shall not compete, directly or indirectly, in any manner or capacity, with the Company. Competing activity shall include any business engaged (whether directly or indirectly) in the design, manufacture, marketing, or sale of products or services competitive with those designed, manufactured, marketed, or sold by the Company or any Subsidiary or Affiliate.
(c) Non-Solicitation of Employees. During Participant’s employment with the Company or for two (2) years following the later of (i) termination of Participant’s employment with the Company for any reason whatsoever or (ii) the last scheduled Vesting Date of this Award, Participant shall not, directly or indirectly, solicit or encourage any person who was an employee of the Company or any Subsidiary or Affiliate during Participant’s employment, to leave employment with the Company or in any way interfere adversely with the relationship between any such employee and the Company.
(d) Non-Solicitation of Customers or Vendors. During Participant’s employment with the Company or for two (2) years following the later of (i) termination of Participant’s employment with the Company for any reason whatsoever or (ii) the last scheduled Vesting Date of this Award, Participant shall not, directly or indirectly, solicit or divert the business of the Company’s customers or vendors who were customers or vendors to the Company during Participant’s employment or in any way interfere adversely with the business relationship between any such customer or vendor and the Company.
(e) Partial Invalidity. If any portion of this Section 5 is determined to be unenforceable in any respect, it shall be interpreted to be valid to the maximum extent for which it reasonably may be enforced. Participant acknowledges the uncertainty of the law in this respect and expressly stipulate that this Award Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.
(f) Remedy for Breach. Participant agrees that a breach of any of the Restrictive Covenants would cause material and irreparable harm to the Company that would be difficult or impossible to measure, and that monetary damages for any such harm would, therefore, be an inadequate remedy. Accordingly, Participant agrees that if they breach any Restrictive Covenant, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Award Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief.
(g) Clawback. Participant acknowledges that the Award is subject to the Company’s clawback policy, as in effect from time to time. The Committee may, in accordance with the Plan and any applicable clawback policy and in its sole discretion, provide for cancellation of any or all of Participant’s outstanding Awards or forfeiture by Participant of any gain realized in respect of Awards, and repayment of any such gain promptly to the Company.
6. Non-Transferability. This Agreement or the rights hereunder may not be transferred.
7. No Security Holder Rights. Participant shall have no rights as a security holder with respect to the unvested Shares covered by the Units.
8. No Dividends. Participant shall not be entitled to receive dividends or dividend equivalents with respect to the number of unvested Shares covered by the Units.
9. Taxes. Participant acknowledges that the Company has the right to require Participant to remit to the Company an amount sufficient to satisfy her minimum federal, state, local and foreign withholding tax requirements, or to deduct from all payments under the Plan amounts sufficient to satisfy such withholding tax requirements. Participant further acknowledges that the ultimate liability for all federal, state, local and foreign income taxes, social insurance, payroll tax, or other tax-related items related to Participant’s participation in the Plan is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company. Participant authorizes the Company and/or its Subsidiaries or Affiliates, or their respective agents, at their discretion, to satisfy Participant’s tax obligations that must be withheld by the Company and/or its Subsidiaries or Affiliates by withholding in Shares to be issued upon vesting of the Units, or in the sole discretion of the Company, by any other appropriate method.
Participant authorizes the Company and/or any Subsidiary or Affiliate, or their respective agents, at their discretion, to satisfy Participant’s tax obligations that must be withheld by the Company and/or any Subsidiary or Affiliate by withholding in Shares to be issued upon vesting of the Units, or in the sole discretion of the Company, by any other appropriate method. The Company shall delay the issuance of any Shares upon any Vesting Date to the extent necessary to comply with Section 409A(a) (2)(B)(i) of the Code (relating to payments made to “specified employees” as a result of their separation from service) to the date that is six months and one day following the date of Participant’s separation from service (or shorter period ending on the date of Participant’s death following such separation).
10. Data Protection. Participant consents to the collection and processing of Personal data relating to Participant so that the Company and its Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. “Personal data” shall include but may not be limited to, data about participation in the Plan and securities offered or received, purchased or sold under the Plan from time to time and other appropriate financial and other data (such as the date on which the Units were granted, Participant’s name and address) about Participant and her participation in the Plan. Participant accepts that the Personal data will be administered and processed by the Company or any other agent or person designated by the Company. Participant is entitled to request access to the data referring to Participant and held by the Company and to request the amendment or deletion of such data. Participant also gives express consent to the Company to transfer and process his/her Personal data to the United States in accordance with the applicable laws and regulations of the United States even if the level of Personal data protection in the United States may be lower than in

Participant’s country. Participant acknowledges that he/she is free to withdraw his/her consent at any time.
For the purposes of compliance with the General Data Protection Regulation (EU) 2016/679, Participant acknowledges that the Company will separately provide information on the collection, processing, and transfer of Personal data.
11. Language. Participant acknowledges that the Plan and this Agreement are provided in English only and waives his/her right to translated Plan documentation.
12. Discretionary Nature of Benefit; No Right to Continued Employment; No Entitlement to Future Awards. Participant understands that under this Agreement, grants of Units are made at the complete discretion of the Company pursuant to the Plan. The offer to participate in the Plan does not constitute an acquired right. Nothing in this Agreement shall confer on any Participant any right to continue in the employment of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries to terminate such Participant’s employment at any time for any reason or to continue such Participant’s present (or any other) rate of compensation. The grant of the Units under any Award to any Participant is a one-time benefit and shall not create any rights in such Participant to any subsequent Awards by the Company, no Award hereunder shall be considered a condition of such Participant’s employment, and no profit with respect to an Award shall be considered part of such Participant’s salary or compensation under any severance statute or other applicable law.
This Agreement may be executed in one or more counterparts (including by means of electronically signed or submitted signature pages), all of which taken together shall constitute one and the same Agreement.
* * * *

IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officers, has executed this Award Agreement effective as of the date first above written.

SENSATA TECHNOLOGIES HOLDING PLC,
by
/s/ Andrew C. Teich
Name: Andrew C. Teich Title: Chairman of the Board of Directors

Accepted and agreed as of the date first above written:

by

Name: Martha N. Sullivan
Title: Interim President and CEO